As filed with the Securities and Exchange Commission on September 30, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EQUITY RESIDENTIAL

(Exact name of registrant as specified in its charter)

Maryland	13-3675988
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Two North Riverside Plaza, Suite 400

Chicago, Illinois 60606

(312) 474-1300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David J. Neithercut

President and Chief Executive Officer

Two North Riverside Plaza, Suite 400

Chicago, Illinois 60606

(312) 474-1300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gregory W. Hayes

DLA Piper LLP (US)

203 North LaSalle Street, Suite 1900

Chicago, Illinois 60601

Telephone: (312) 368-4000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Shares of Beneficial Interest, $0.01 par value	4,790,000	$(1)	$(1)	$0(1)

(1)	As discussed below, pursuant to Rule 415(a)(6) under the Securities Act, this Registration Statement only includes unsold securities that have been previously registered. Accordingly, there is no registration fee due in connection with this Registration Statement.

Pursuant to Rule 415(a)(6) under the Securities Act, the securities registered pursuant to this Registration Statement consist of 4,790,000 unsold common shares previously registered on the Registrant’s Registration Statement on Form S-3 (Registration No. 333-178041), which we refer to as the Prior Registration Statement. Such unsold common shares were originally registered on the Registrant’s Registration Statement on Form S-3 (Registration No. 333-156153), and, in connection with the original registration of such unsold common shares on such Registration Statement, the Registrant paid a registration fee of $5,456, which will continue to be applied to such unsold securities. Pursuant to Rule 415(a)(6), the offering of the unsold securities registered under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this Registration Statement.

PROSPECTUS

EQUITY RESIDENTIAL

DISTRIBUTION REINVESTMENT PLAN

4,790,000 Common Shares

The Distribution Reinvestment Plan (the “Plan”) of Equity Residential (the “Company”) provides holders of record and beneficial owners of common shares of beneficial interest, $0.01 par value per share, of the Company (the “Common Shares”), and preferred shares of beneficial interest, $0.01 par value per share, and depositary shares representing interests therein (collectively, the “Preferred Shares”), with a simple and convenient method of investing cash distributions in additional Common Shares. Common Shares purchased under the Plan may, at the option of the Company, be directly issued by the Company or purchased by the Company’s transfer agent in the open market using participants’ funds.

Enrollment in the Plan is entirely voluntary and participants in the Plan may terminate their participation at any time. A broker, bank or other nominee may reinvest distributions on behalf of beneficial owners. Those holders of Common Shares who do not participate in the Plan will receive cash distributions, as declared, in the usual manner. Participants in the Plan may request that any or all of their shares held in Plan accounts be sold by the Plan Administrator.

To the extent that Common Shares issued hereunder are authorized but previously unissued shares rather than shares acquired in the open market, the Plan will raise additional capital for the Company. The Company intends to issue such shares from time to time and, therefore, the Plan is expected to raise capital for the Company.

This Prospectus relates to 4,790,000 Common Shares offered hereby and registered for sale under the Plan. The Common Shares are listed on the New York Stock Exchange under the symbol “EQR.” Our principal executive offices are located at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606 and our telephone number is (312) 474-1300.

Investing in our securities involves risks. Before buying our securities, you should read and consider the risk factors included in our periodic reports, in the prospectus supplements or any free writing prospectus relating to any specific offering, and in other information that we file with the Securities and Exchange Commission. See “Where You Can Find More Information About Us” and “Special Note Regarding Forward-Looking Statements.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 30, 2014.

We have not authorized any person to give any information or to make any representations in connection with this offering other than those contained or incorporated or deemed to be incorporated by reference in this prospectus and any applicable prospectus supplement or free writing prospectus, and, if given or made, such information or representations must not be relied upon as having been so authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof, that the information contained herein is correct as of any time subsequent to its date, or that any information incorporated or deemed to be incorporated by reference herein is correct as of any time subsequent to its date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the “SEC” under the Securities Act of 1933, as amended (the “Securities Act”). The exhibits to the registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information About Us.”

You should read both this prospectus and any prospectus supplement (which may add, update or change information contained in this prospectus) together with the documents incorporated or deemed to be incorporated by reference in this prospectus and the additional information described under the heading “Where You Can Find More Information About Us” in this prospectus.

In this prospectus, the “Company,” “we,” “us” and “our” refer to Equity Residential, a Maryland real estate investment trust, and its direct and indirect subsidiaries, including ERP Operating Limited Partnership, its operating partnership (the “Operating Partnership”).

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

This prospectus does not contain all of the information included in the related registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3 of which this prospectus forms a part, including its exhibits.

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street NE, Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to you at the SEC’s web site at http://www.sec.gov and at our website at http://www.equityresidential.com. The contents of our website are not deemed to be part of this prospectus or any prospectus supplement.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede information in prior filings. We incorporate by reference into this prospectus our documents listed below (other than information furnished pursuant to Items 2.02 and 7.01 of Form 8-K and any related exhibits):

a.	Annual Report on Form 10-K for the year ended December 31, 2013 (File No. 001-12252).

b.	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014 (File No. 001-12252).

c.	Current Reports on Form 8-K or Form 8-K/A filed on March 6, 2013 and June 12, 2014 (File No. 001-12252).

d.	Description of our common shares contained in our registration statement on Form 8-A/A dated August 10, 1993.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus will also be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing those documents. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including, but not limited to, any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.

You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

Equity Residential

Two North Riverside Plaza, Suite 400

Chicago, Illinois 60606

Attention: Investor Relations

Telephone number: (888) 879-6356

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated or deemed incorporated by reference as described under “Where You Can Find More Information About Us” contain certain information that we intend to be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act. These forward-looking statements relate to such things as our anticipated future economic performance, our plans and objectives for future operations and projections of revenue and other financial items, which can be identified by the use of forward-looking words such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terms.

Actual results could differ materially from those contemplated by these forward-looking statements as a result of many factors. The cautionary statements under the caption “Risk Factors” contained in our filings with the SEC incorporated by reference, and other similar statements contained in this prospectus, any accompanying prospectus supplement, any related free writing prospectus and the documents incorporated or deemed incorporated by reference herein and therein, identify important factors with respect to forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial also may adversely affect us. Should any known or unknown risks and uncertainties develop into actual events, those developments could have a material adverse effect on our business, financial condition and results of operations.

In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking information contained in this prospectus and the documents incorporated by reference or deemed incorporated by reference herein will in fact transpire. Potential investors are cautioned not to place undue reliance on these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.

EQUITY RESIDENTIAL

We are a Maryland real estate investment trust (“REIT”) formed in March 1993 and are an S&P 500 company focused on the acquisition, development and management of high quality apartment properties in top United States growth markets. We have elected to be taxed as a REIT. Our corporate headquarters are located in Chicago, Illinois and we also operate property management offices in each of our markets.

Our executive offices are located at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606 and our telephone number is (312) 474-1300.

DESCRIPTION OF COMMON SHARES

The summary of the terms of the Common Shares set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Articles of Restatement of Declaration of Trust of the Company dated December 9, 2004 (“Declaration of Trust”), as amended and/or restated from time to time, and the Seventh Amended and Restated Bylaws of the Company, as adopted on December 14, 2010 (“Bylaws”), as amended and/or restated from time to time, each of which is incorporated herein by reference.

Our Declaration of Trust provides that we may issue up to 1,100,000,000 shares of beneficial interest, consisting of 1,000,000,000 Common Shares and 100,000,000 Preferred Shares. As of July 31, 2014, 361,742,672 Common Shares and 1,000,000 Preferred Shares were issued and outstanding.

All Common Shares offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares of beneficial interest and to the provisions of our Declaration of Trust regarding excess shares (as defined herein), holders of Common Shares are entitled to receive distributions if, as and when authorized and declared by the Board of Trustees out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company. The Company currently pays regular quarterly distributions.

Subject to the provisions of our Declaration of Trust regarding excess shares, each outstanding Common Share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of Trustees, and, except as otherwise required by law or except as provided with respect to any other class or series of shares of beneficial interest, the holders of such Common Shares will possess the exclusive voting power. There is no cumulative voting in the election of Trustees. Our bylaws require that, in uncontested elections, each trustee be elected by the majority of votes with respect to such trustee. This means that the number of shares affirmatively voted “for” a trustee nominee must exceed fifty percent (50%) of the total number of votes cast with respect to that trustee’s election.

Holders of Common Shares have no conversion, sinking fund, redemption or preemptive rights to subscribe for any securities of the Company. Subject to the provisions of our Declaration of Trust regarding excess shares, Common Shares have equal distribution, liquidation and other rights, and have no preference, exchange or, except as expressly required by the Maryland REIT law, appraisal rights.

Pursuant to the Maryland REIT law, a REIT generally cannot dissolve, amend its declaration of trust or merge, unless approved by the affirmative vote or written consent of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the REIT’s declaration of trust. Our Declaration of Trust provides that a merger, and amendments to the Declaration of Trust in connection with a merger, may be approved by the affirmative vote of the holders of not less than a majority of the shares then outstanding and entitled to vote thereon. A declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), or the Maryland REIT law without the affirmative vote or written consent of the shareholders. Our Declaration of Trust permits such action by the Board of Trustees.

SUMMARY OF PLAN

The Plan provides eligible holders of Common Shares and Preferred Shares with a convenient and attractive method of investing cash distributions in additional Common Shares without payment of any fees. The price to be paid for Common Shares purchased under the Plan will be a price reflecting 100% of the Market Price (as defined in Question 11). Common Shares purchased under the Plan may, at the option of the Company, be directly issued by the Company or purchased by the Company’s transfer agent in the open market using participants’ funds. Subject to the availability of Common Shares registered for issuance under the Plan, there is no minimum or maximum limitation on the amount of distributions a Participant (as defined in Question 1) may reinvest under the Plan (see Question 2), and there is no total maximum number of shares that can be issued pursuant to the reinvestment of distributions. As of the date hereof, 4,790,000 Common Shares have been registered and are available for sale under the Plan.

In September 2014, the Plan was amended to terminate the ability of Plan Participants to purchase Common Shares pursuant to optional cash payments.

THE PLAN

The Plan was adopted by the Board of Trustees of the Company on May 15, 1997, and amended on July 14, 2003, December 16, 2008 and September 30, 2014. Prior to the September 2014 amendment, the Plan allowed participants to purchase Common Shares through optional cash payments as well as reinvestments of distributions. The September 2014 amendment terminated this cash purchase option, and therefore the Plan now only provides for purchases of Common Shares through reinvestments of distributions.

The following questions and answers explain and constitute the Plan. Shareholders who do not participate in the Plan will receive cash distributions, as declared, and paid in the usual manner.

PURPOSE

1. What is the purpose of the Plan?

The primary purpose of the Plan is to provide eligible holders of Common Shares and Preferred Shares of the Company (“Participants”) with a convenient and simple method of increasing their investment in the Company by investing cash distributions in additional Common Shares without payment of any fees, to the extent shares are purchased directly from the Company. See Question 5 for a description of the holders who are eligible to participate in the Plan. Common Shares purchased under the Plan may, at the option of the Company, be directly issued by the Company or purchased by the Company’s transfer agent in the open market using Participants’ funds. To the extent shares are purchased from the Company under the Plan, it will receive additional funds for general corporate and working capital purposes. The Company reserves the right to modify, suspend or terminate participation in the Plan by otherwise eligible holders of Common Shares or Preferred Shares in order to eliminate practices which are, in the sole discretion of the Company, not consistent with the purposes or operation of the Plan or which adversely affect the price of the Common Shares.

OPTIONS AVAILABLE TO PARTICIPANTS

2. What options are available to enrolled Participants?

Eligible holders of Common Shares and Preferred Shares may elect to have cash distributions paid on all or a portion of their Common Shares or Preferred Shares automatically reinvested in additional Common Shares. Cash distributions are paid on the Common Shares when and as declared by the Company’s Board of Trustees. Subject to the availability of Common Shares registered for issuance under the Plan, there is no minimum limitation on the amount of distributions a Participant may reinvest under the distribution reinvestment feature of the Plan.

ADVANTAGES AND DISADVANTAGES

3. What are the advantages and disadvantages of the Plan?

Advantages:

(a) The Plan provides Participants with the opportunity to reinvest cash distributions paid on all or a portion of their Common Shares or Preferred Shares in additional Common Shares without payment of any fees to the extent shares are purchased directly from the Company.

(b) Subject to the availability of Common Shares registered for issuance under the Plan, all cash distributions paid on Participants’ Common Shares can be fully invested in additional Common Shares because the Plan permits fractional shares to be credited to Plan accounts. Distributions on such fractional shares, as well as on whole shares, will also be reinvested in additional shares which will be credited to Plan accounts.

(c) The Plan Administrator (as defined in Question 4), at no charge to Participants, provides for the safekeeping of the Common Shares credited to each Plan account.

(d) Periodic statements reflecting all current activity, including share purchases and the latest Plan account balance, simplify Participants’ record keeping. See Question 16 for information concerning reports to Participants.

Disadvantages:

(a) No interest will be paid by the Company or the Plan Administrator on distributions held pending reinvestment. See Question 10.

(b) Resales of Common Shares credited to a Participant’s account under the Plan will involve a nominal fee per transaction paid to the Plan Administrator (if such resale is made by the Plan Administrator at the request of a Participant), a per share processing fee and any applicable share transfer taxes on the resales. See Questions 15 and 21.

(c) Prospective investors in Common Shares should carefully consider the matters described under “Risk Factors” in filings with the SEC incorporated by reference, and other similar statements contained in this prospectus, any accompanying prospectus supplement, any related free writing prospectus and the documents incorporated or deemed incorporated by reference herein and therein prior to making an investment in the Common Shares.

ADMINISTRATION

4. Who administers the Plan?

Computershare Trust Company, N.A., which we refer to as the Plan Administrator, administers the Plan. As agent for the Participants, the Plan Administrator keeps records, sends statements of account to Participants and performs other duties relating to the Plan. See Question 16 for information concerning reports to Participants. We pay all costs of administering the Plan. Our Common Shares purchased under the Plan are issued in the name of the Plan Administrator or its nominee, as agent for the Participants. As record holder of the shares held in Participants’ accounts under the Plan, the Plan Administrator will receive distributions on all shares held by it on the applicable record date, will credit such distributions to the Participants’ accounts on the basis of whole and fractional shares held in these accounts, and will reinvest certain distributions in Common Shares as directed by each Participant. The Plan Administrator makes all purchases of Common Shares under the Plan.

The Plan Administrator also acts as distribution disbursing agent, transfer agent and registrar for the Company’s Common Shares. The Plan Administrator may be reached at the following address and telephone number to obtain information about the Plan:

Computershare Trust Company, N.A.

Attention: Equity Residential’s Distribution Reinvestment Plan

P.O. Box 30170

College Station, TX 77842-3170

1-800-733-5001

Participants should include their account number(s) and include a reference to Equity Residential in any correspondence.

You can obtain information about your account over the Internet through “Investor Centre” on the Plan Administrator’s web site, www.computershare.com/investor. The information on or linked to the Plan Administrator’s web site is not a part of and is not incorporated by reference into this prospectus and any prospectus supplement.

In the event that the Plan Administrator resigns or otherwise ceases to act as plan administrator, the Company will appoint a new plan administrator to administer the Plan.

PARTICIPATION

For purposes of this section, responses will generally be based upon the method by which the holder holds his or her Common Shares or Preferred Shares. Generally, holders are either Record Owners or Beneficial Owners. A “Record Owner” is a holder who owns Common Shares or Preferred Shares in his or her own name. A “Beneficial Owner” is a holder who beneficially owns Common Shares or Preferred Shares that are registered in a name other than his or her own name (for example, the shares are held in the name of a broker, bank or other nominee). A Record Owner may participate directly in the Plan, whereas a Beneficial Owner will have to either become a Record Owner by having one or more shares transferred into his or her own name or coordinate his or her participation in the Plan through the broker, bank or other nominee in whose name the Beneficial Owner’s shares are held. If a Beneficial Owner who desires to become a Participant encounters any difficulties in coordinating his or her participation in the Plan with his or her broker, bank or other nominee, he or she should call the Company’s Investor Relations Department at (888) 879-6356.

5. Who is eligible to participate?

All Record Owners or Beneficial Owners of at least one Common Share or Preferred Share are eligible to participate in the Plan. A Record Owner may participate directly in the Plan. A Beneficial Owner must either become a Record Owner by having one or more shares transferred into his or her own name or arrange with the broker, bank or other nominee who is the record holder to participate on his or her behalf. See Question 6.

To facilitate participation by Beneficial Owners, the Company has made arrangements with the Plan Administrator to reinvest distributions, on a per distribution basis, under the Plan by record holders such as brokers, banks and other nominees, on behalf of beneficial owners. See Question 6.

The Company may terminate, by written notice, at any time any Participant’s individual participation in the Plan if such participation would be in violation of the restrictions contained in the Declaration of Trust or

Bylaws. Such restrictions generally prohibit any person or group of persons from acquiring or holding, directly or indirectly, ownership of a number of shares of beneficial interest of any class or series of shares of beneficial interest of the Company in excess of 5.0% of the number or value of the outstanding shares of such class or series. The meanings ascribed to the terms “group” and “ownership” may cause a person who individually owns less than 5.0% of the shares outstanding to be deemed to be holding shares in excess of the foregoing limitation. The Declaration of Trust provides that in the event a person acquires shares of beneficial interest in excess of the foregoing limitation, the excess shares shall be transferred to a trustee for the benefit of a charitable beneficiary designated by the Company pursuant to the Declaration of Trust. Under the Declaration of Trust, certain transfers or attempted transfers that would jeopardize the qualification of the Company as a REIT for tax purposes may be void to the fullest extent permitted by law.

6. How does an eligible shareholder or interested new investor participate?

Record Owners may join the Plan by completing and signing the enrollment form included with the Plan (the “Enrollment Form”) and returning it to the Plan Administrator. A non-postage-paid return envelope is provided for this purpose. Enrollment Forms may be obtained at any time by written request to Computershare Trust Company, N.A., Attention: Equity Residential’s Distribution Reinvestment Plan, P.O. Box 30170 , College Station, TX 77842-3170 or by telephoning the Plan Administrator at 1-800-733-5001. Record Owners may also join the Plan by going to the Plan Administrator’s web site, www.computershare.com/investor, and following the instructions provided.

Beneficial Owners who wish to join the Plan must instruct their broker, bank or other nominee to complete and sign the Enrollment Form included with the Plan. The broker, bank or other nominee will forward the completed Enrollment Form to its securities depository and the securities depository will provide the Plan Administrator with the information necessary to allow the Beneficial Owner to participate in the Plan.

If a Record Owner or the broker, bank or other nominee on behalf of a Beneficial Owner submits a properly executed Enrollment Form without electing an investment option, such Enrollment Form will be deemed to indicate the intention of such Record Owner or Beneficial Owner, as the case may be, to apply all cash distributions toward the purchase of additional Common Shares. See Question 7 for investment options.

7. What does the Enrollment Form provide?

The Enrollment Form appoints the Plan Administrator as agent for the Participant and directs the Company to pay to the Plan Administrator each Participant’s cash distributions on all or a specified number of Common Shares or Preferred Shares owned by the Participant on the applicable record date (“Participating Shares”), as well as on all whole and fractional Common Shares credited to a Participant’s Plan account (“Plan Shares”). The Enrollment Form directs the Plan Administrator to purchase on the Investment Date (as defined in Question 10) additional Common Shares with such distributions. Distributions will continue to be reinvested on the number of Participating Shares and on all Plan Shares until the Participant specifies otherwise by contacting the Plan Administrator, withdraws from the Plan (see Questions 20 and 21), or the Plan is terminated. See Question 6 for additional information about the Enrollment Form.

The Enrollment Form provides for the purchase of additional Common Shares through the following investment options:

(1) If the “Full Distribution Reinvestment” option is elected, the Plan Administrator will apply all cash distributions on all Common Shares or Preferred Shares then or subsequently registered in the Participant’s name, and all cash distributions on all Plan Shares, toward the purchase of additional Common Shares.

(2) If the “Partial Distribution Reinvestment” option is elected, the Plan Administrator will apply the cash distributions on a specified number of the Participant’s Common Shares or Preferred Shares to purchase additional Common Shares. The Plan Administrator will pay the Participant cash distributions on the remaining Common Shares or Preferred Shares, when and if declared by the Board of Trustees.

Each Participant may select either one of these options. If a Participant returns a properly executed Enrollment Form to the Administrator without electing an investment option, the Participant will be enrolled as having selected Full Distribution Reinvestment.

Participants may change their investment options at any time by contacting the Plan Administrator through the Internet, by telephone or in writing as indicated in Question 31. See Question 10 for the effective date for any change in investment options.

8. Is partial participation possible under the Plan?

Yes. Record Owners or the broker, bank or other nominee for Beneficial Owners may designate on the Enrollment Form a number of shares for which distributions are to be reinvested. Distributions will thereafter be reinvested only on the number of shares specified, and the Record Owner or Beneficial Owner, as the case may be, will continue to receive cash distributions on the remainder of the shares. See Question 7.

9. When may an eligible shareholder or interested new investor join the Plan?

A Record Owner or Beneficial Owner may join the Plan at any time. Once in the Plan, a Participant remains in the Plan until he or she withdraws from the Plan, the Company terminates his or her participation in the Plan or the Company terminates the Plan. See Question 21 regarding withdrawal from the Plan.

10. When will distributions be reinvested?

When shares are purchased from the Company, such purchases will be made on the “Investment Date” in each month. The Investment Date with respect to Common Shares acquired directly from the Company and relating to a distribution reinvestment will be either the distribution payment date relating to the Common Shares, or, if a distribution payment date relating to any series of Preferred Shares is later in the month than such Common Share distribution payment date, such later distribution payment date relating to such Preferred Shares, each as declared by the Board of Trustees, as the case may be (unless such date is not a business day in which case it is the first business day immediately thereafter) or, in the case of open market purchases, no later than ten business days following the distribution payment date.

When open market purchases are made by the Plan Administrator, such purchases may be made on any securities exchange where the shares are traded, in the over-the-counter market or by negotiated transactions, and may be subject to such terms with respect to price, delivery and other matters as agreed to by the Plan Administrator. Neither the Company nor any Participant shall have any authorization or power to direct the time or price at which shares will be purchased or the selection of the broker or dealer through or from whom purchases are to be made by the Plan Administrator. However, when open market purchases are made by the Plan Administrator, the Plan Administrator shall use its reasonable best efforts to purchase the shares at the lowest possible price.

If the Enrollment Form is received prior to the record date for a distribution payment, the election to reinvest distributions will begin with that distribution payment. If the Enrollment Form is received on or after any such record date, reinvestment of distributions will begin on the distribution payment date following the next record date if the Participant is still a Shareholder of record. Record dates for payment of distributions normally precede payment dates by approximately two to three weeks.

Shares will be allocated and credited to Participants’ accounts as follows: (1) shares purchased from the Company will be allocated and credited as of the appropriate Investment Date; and (2) shares purchased in market transactions will be allocated and credited as of the date on which the Plan Administrator completes the purchases of the aggregate number of shares to be purchased on behalf of all Participants with distributions to be reinvested during the month.

NO INTEREST WILL BE PAID ON CASH DISTRIBUTIONS PENDING REINVESTMENT UNDER THE TERMS OF THE PLAN.

PURCHASES AND PRICES OF SHARES

11. What will be the price to Participants of shares purchased under the Plan?

The price per Common Share acquired directly from the Company will be 100% (subject to change) of the average of the high and low sales prices, computed to six decimal places, of the Common Shares on the NYSE on the Investment Date (as defined in Question 10), or if no trading occurs in the Common Shares on the Investment Date, the average of the high and low sales prices for the first trading day immediately preceding the Investment Date for which trades are reported.

The price per Common Share acquired through open market purchases with reinvested distributions will be the weighted average of the actual prices paid, computed to six decimal places, for all of the Common Shares purchased by the Plan Administrator with all Participants’ reinvested distributions for the related quarter. Additionally, each Participant will be charged a per share processing fee (currently $0.05 per share) paid by the Plan Administrator in connection with such open market purchases. Per share processing fees include any brokerage commissions the Plan Administrator is required to pay. (If a Participant desires to opt out of the distribution reinvestment feature of the Plan when the Common Shares relating to distribution reinvestments will be purchased in the open market, a Participant must notify the Plan Administrator no later than the record date for the related distribution payment date. For information as to the source of the Common Shares to be purchased under the Plan see Question 14).

Neither the Company nor any Participant shall have any authorization or power to direct the time or price at which shares will be purchased or the selection of the broker or dealer through or from whom purchases are to be made by the Plan Administrator. However, when open market purchases are made by the Plan Administrator, the Plan Administrator shall use its best efforts to purchase the shares at the lowest possible price.

All references in the Plan to the “Market Price” when it relates to distribution reinvestments which will be reinvested in Common Shares acquired directly from the Company shall mean the average of the high and low sales prices, computed to six decimal places, of the Common Shares on the NYSE on the Investment Date, or if no trading occurs in the Common Shares on the Investment Date, the average of the high and low sales prices for the first Trading Day immediately preceding the Investment Date for which trades are reported. With respect to distribution reinvestments which will be reinvested in Common Shares purchased in the open market, “Market Price” shall mean the weighted average of the actual prices paid, net of commissions, computed to six decimal places, for all of the Common Shares purchased by the Plan Administrator with all Participants’ reinvested distributions for the related quarter.

12.	What are the Record Dates and Investment Dates for distribution reinvestment?

For the reinvestment of distributions, the “Record Date” is the record date declared by the Board of Trustees for such distribution. Likewise, the distribution payment date declared by the Board of Trustees constitutes the Investment Date applicable to the reinvestment of such distribution with respect to Common Shares acquired directly from the Company, provided, however, that if a distribution payment date relating to any series of Preferred Shares is later in the month than the applicable Common Share distribution payment date, such later distribution payment date relating to such Preferred Shares shall constitute the Investment Date relating thereto, and provided further that if any such date is not a business day, the first business day immediately following such date shall be the Investment Date. The Investment Date with respect to Common Shares purchased in open market transactions will be no later than ten business days following the distribution payment date. Distributions will be reinvested on the Investment Date using the applicable Market Price (as defined in Question 11). Generally, record dates for quarterly distributions on the Common Shares will precede the distribution payment dates by approximately two to three weeks.

13. How will the number of shares purchased for a Participant be determined?

A Participant’s account in the Plan will be credited with the number of Common Shares, including fractions computed to six decimal places, equal to the total amount to be invested on behalf of such Participant divided by the purchase price per share as calculated pursuant to the methods described in Question 11, as applicable. The total amount to be invested will depend on the amount of any distributions paid on the number of Participating Shares and Plan Shares in such Participant’s Plan account and available for investment on the related Investment Date. Subject to the availability of Common Shares registered for issuance under the Plan, there is no total maximum number of shares available for issuance pursuant to the reinvestment of distributions.

14. What is the source of Common Shares purchased under the Plan?

Plan Shares will be purchased either directly from the Company, in which event such shares will be authorized but unissued shares, or on the open market, or by a combination of the foregoing, at the option of the Company, after a review of current market conditions and the Company’s current and projected capital needs. The Company will determine the source of the Common Shares to be purchased under the Plan at least three business days prior to the relevant Record Date, and will notify the Plan Administrator of the same. Neither the Company nor the Plan Administrator shall be required to provide any written notice to Participants as to the source of the Common Shares to be purchased under the Plan, but current information regarding the source of the Common Shares may be obtained by contacting the Company’s Investor Relations Department at (888) 879-6356.

15. Are there any expenses to Participants in connection with their participation under the Plan?

Participants will have to pay a service charge and processing fees to sell Plan shares. See Question 21 for more information. Participants will incur no fees in connection with the reinvestment of distributions when Common Shares are acquired directly from the Company. Each Participant will be charged a per share processing fee (currently $0.05 per share) paid by the Plan Administrator for Common Shares acquired through open market purchases. The Company will pay all other costs of administration of the Plan. All per share processing fees include any brokerage commissions the Plan Administrator is required to pay.

REPORTS TO PARTICIPANTS

16. What kind of reports will be sent to Participants in the Plan?

Each Participant in the Plan will receive a statement of his or her account following each purchase of additional shares. These statements are Participants’ continuing record of the cost of their purchases and should be retained for income tax purposes. Specific cost basis information will be included in each Participant’s statement in accordance with applicable law. In addition, Participants will receive copies of other communications sent to holders of the Common Shares, including the Company’s annual report to its shareholders, the notice of annual meeting and proxy statement in connection with its annual meeting of shareholders and Internal Revenue Service information for reporting distributions paid.

DISTRIBUTIONS ON FRACTIONS

17. Will Participants be credited with distributions on fractions of shares?

Yes.

CERTIFICATES FOR COMMON SHARES

18. Will certificates be issued for shares purchased?

No. Common Shares purchased for Participants will be held in the name of the Plan Administrator or its nominee. No certificates will be issued to Participants for shares in the Plan unless a Participant submits a request to the Plan Administrator or until participation in the Plan is terminated. At any time, a Participant may request the Plan Administrator to send a certificate for some or all of the whole shares credited to a Participant’s account. Requests can be made through “Investor Centre” at the Plan Administrator’s web site, www.computershare.com/investor, by calling the Plan Administrator or by writing to the Plan Administrator at the address set forth in the answer to Question 31. Any remaining whole shares and any fractions of shares will remain credited to the Plan account. Certificates for fractional shares will not be issued under any circumstances.

19. In whose name will certificates be registered when issued?

Each Plan account is maintained in the name in which the related Participant’s certificates were registered at the time of enrollment in the Plan. Share certificates for whole shares purchased under the Plan will be similarly registered when issued upon a Participant’s request. If a Participant is a Beneficial Owner, such request should be placed through such Participant’s banker, broker or other nominee. See Question 6. A Participant who wishes to pledge shares credited to such Participant’s Plan account must first withdraw such shares from the account.

WITHDRAWALS AND TERMINATION

20. When may Participants withdraw from the Plan?

A Participant may withdraw from the Plan with respect to all or a portion of the shares held in his or her account in the Plan at any time. If the request to withdraw is received prior to a distribution record date set by the Board of Trustees for determining shareholders of record entitled to receive a distribution, the request will be processed on the day following receipt of the request by the Plan Administrator.

If the request to withdraw is received by the Plan Administrator near a distribution record date, the Plan Administrator, in its sole discretion, may either pay such distribution in cash or reinvest it in shares for the Participant’s account. The request for withdrawal will then be processed as promptly as possible following such distribution payment date, less any applicable fees. All distributions subsequent to such distribution payment date or Investment Date will be paid in cash unless a shareholder re-enrolls in the Plan, which may be done at any time.

21.	How does a Participant withdraw from the Plan or sell shares in his or her Plan account?

A Participant may withdraw from the Plan at any time by accessing his or her account through the Internet at the Plan Administrator’s web site, www.computershare.com/investor, completing the information on the transaction form attached to the Plan statement or by giving telephone or written instructions to the Plan Administrator. Upon withdrawal from the Plan, a certificate for the whole shares held in the Plan will be issued. Upon closing a Plan account, the Participant will receive a check for the cash value of any fractional share. The value of that fractional check will be based on the then current price of our shares, less any service and processing fees.

Upon withdrawal from the Plan, a Participant may also request that the Plan Administrator sell all or part of the shares credited to his or her account in the Plan by either of the following methods:

•

Market Order: A market order is a request to sell shares promptly at the current market price. Market order sales are only available at www.computershare.com/investor through “Investor Centre” or by calling the Plan Administrator directly at 1-800-733-5001. Market order sale requests received at www.computershare.com/investor through “Investor Centre” or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern Time). Any orders received after 4:00 p.m. Eastern Time will be placed promptly on the next day the market is open. The Plan Administrator will use commercially reasonable efforts to honor requests by Participants to cancel market orders placed outside of market hours. Depending on the number of shares being sold and current trading volume in the shares, a market order may only be partially filled or not filled at all on the trading day in which it is placed, in which case the order, or remainder of the order, as applicable, will be cancelled at the end of such day. To determine if shares were sold, a Participant should check his or her account online at www.computershare.com/investor through “Investor Centre” or call the Plan Administrator directly at1-800-733-5001 . If a Participant’s market order sale was not filled and he or she still wants the shares to be sold, the Participant will need to re-enter the sale request. The price shall be the market price of the sale obtained by the Plan Administrator’s broker, less a service fee of $25 per order and a processing fee of $0.12 per share sold. All sales requests processed over the telephone by a customer service representative entail an additional fee of $15. Fees are deducted from the proceeds derived from the sale.

•	Batch Order: A batch order is an accumulation of all sales requests by Participants which is submitted by the Plan Administrator as a single order. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by the Plan Administrator will be processed no later than five trading days after the date on which the order is received (unless deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. All sales requests received in writing will be submitted as batch order sales, unless such requests specify otherwise. To maximize cost savings for batch order sale requests, the Plan Administrator will seek to sell shares in round lot transactions. For this purpose the Plan Administrator may combine each selling Participant’s shares with those of other selling Participants. In every case of a batch order sale, the sale price for each selling Participant shall be the weighted average sale price obtained by the Plan Administrator’s broker for each batch order processed by the Plan Administrator and executed by the broker, less a service fee of $15 per order and a processing fee of $0.12 per share sold. All sales requests processed over the telephone by a customer service representative entail an additional fee of $15. Fees are deducted from the proceeds derived from the sale.

•	Day Limit Order: A day limit order is an order to sell shares when and if they reach a specific trading price on a specific day. The order is automatically cancelled if the price is not met by the end of that day (or, for orders placed after market hours, the next day the market is open). Depending on the number of shares being sold and the current trading volume in the shares, such an order may only be partially filled, in which case the remainder of the order will be cancelled. The order may be cancelled by the applicable stock exchange, by the Plan Administrator at its sole discretion or, if the Plan Administrator’s broker has not filled the order, at a Participant’s request made online at www.computershare.com/investor through “Investor Centre” or by calling the Plan Administrator directly at1-800-733-5001. A service fee of $25 per order and a processing fee of $0.12 per share sold will be deducted from the sale proceeds. All sales requests processed over the telephone by a customer service representative entail an additional fee of $15. Fees are deducted from the proceeds derived from the sale.

•	Good-Til-Cancelled (“GTC”) Limit Order: A GTC limit order is an order to sell common shares when and if the shares reach a specific trading price at any time while the order remains open (generally up to 30 days). Depending on the number of shares being sold and current trading volume in the shares, sales may be executed in multiple transactions and over more than one day. If an order remains open for more than one day during which the market is open, a separate fee will be charged for each such day. The order (or any unexecuted portion thereof) is automatically cancelled if the trading price is not met by the end of the order period. The order may be cancelled by the applicable stock exchange, by the Plan Administrator at its sole discretion or, if the Plan Administrator’s broker has not filled the order, at a Participant’s request made online at www.computershare.com/investor through “Investor Centre“or by calling the Plan Administrator directly at 1-800-733-5001. A service fee of $25 per order and a processing fee of $0.12 per share sold will be deducted from the sale proceeds. All sales requests processed over the telephone by a customer service representative entail an additional fee of $15. Fees are deducted from the proceeds derived from the sale.

Sale proceeds are normally paid by check and distributed within one business day after settlement of the sale transaction. All per share processing fees include any brokerage commissions the Plan Administrator is required to pay.

The Plan Administrator may, under certain circumstances, require a transaction request to be submitted in writing. Participants should contact the Plan Administrator to determine if there are any limitations applicable to a particular sale request. The Plan Administrator also reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, no one will have any authority or power to direct the time or price at which shares for the Plan are sold (except for prices specified for day limit orders or GTC limit orders), and no one, other than Plan Administrator will select the broker(s) or dealer(s) through or from whom sales are to be made.

If a Participant elects to sell shares online at www.computershare.com/investor, he or she may use the Plan Administrator’s international currency exchange service to convert his or her sale proceeds to his or her local currency prior to being sent to the Participant. Receiving sales proceeds in a local currency and having a check drawn on a local bank avoids the time-consuming and costly “collection” process required for cashing U.S. dollar checks. This service is subject to additional terms and conditions and fees, which a Participant must agree to online.

22. Are there any automatic termination provisions?

THE COMPANY RESERVES THE RIGHT TO MODIFY, SUSPEND OR TERMINATE PARTICIPATION IN THE PLAN BY OTHERWISE ELIGIBLE HOLDERS OF COMMON SHARES OR PREFERRED SHARES IN ORDER TO ELIMINATE PRACTICES WHICH ARE, IN THE SOLE DISCRETION OF THE COMPANY, NOT CONSISTENT WITH THE PURPOSES OR OPERATION OF THE PLAN OR WHICH ADVERSELY AFFECT THE PRICE OF THE COMMON SHARES.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS RELEVANT TO PLAN PARTICIPANTS

23. What are the federal income tax consequences of participation in the Plan?

The following summarizes certain federal income tax considerations to current shareholders who participate in the Plan. Shareholders should read the discussion under the heading “Federal Income Tax Considerations” in our annual report on Form 10-K for the year ended December 31, 2013, which has been incorporated by reference into this prospectus, for a summary of federal income tax considerations related to the ownership of Common Shares.

The following summary is for general information only and is not tax advice. Such discussion is based on an interpretation of the Internal Revenue Code, Treasury Regulations and administrative and judicial interpretations thereof, all as in effect as of the date of this prospectus, and all of which are subject to change, possibly with retroactive effect. Such discussion does not purport to deal with all aspects of federal income taxation that may be relevant to Participants subject to special treatment under the United States federal income tax laws and does not discuss any state, local or foreign tax consequences associated with participation in the Plan.

EACH PROSPECTIVE PARTICIPANT IN THE PLAN IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER, IN LIGHT OF HIS OR HER SPECIFIC OR UNIQUE CIRCUMSTANCES, OF PARTICIPATING IN THE PLAN, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PARTICIPATION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

In the case of Common Shares purchased by the Plan Administrator pursuant to the Plan, whether purchased from the Company or in the open market, Participants will be treated for federal income tax purposes as having received, on the distribution payment date, a distribution in an amount equal to the amount of the cash distribution that was reinvested.

That distribution will be taxable as a dividend to the extent of the Company’s current or accumulated earnings and profits. To the extent the distribution is in excess of the Company’s current or accumulated earnings and profits, the distribution will be treated first as a return of capital, reducing the tax basis in a Participant’s shares, and to the extent it exceeds a Participant’s tax basis will be treated as gain realized from the sale of the Participant’s shares.

A Participant’s holding period for Common Shares acquired pursuant to the Plan will begin on the day following the Investment Date. A Participant will have a tax basis in the Common Shares equal to the amount of cash used to purchase the Common Shares.

A Participant will not realize any taxable income upon receipt of certificates for whole Common Shares credited to the Participant’s account, either upon the Participant’s request for certain of those Common Shares or upon termination of participation in the Plan. A Participant will recognize gain or loss upon the sale or exchange of Common Shares acquired under the Plan. A Participant will also recognize gain or loss upon receipt, following termination of participation in the Plan, of a cash payment for any fractional share equivalent credited to the Participant’s account. The amount of any such gain or loss will be the difference between the amount that the Participant received for the Common Shares or fractional share equivalent and the tax basis thereof.

24. How are income tax withholding provisions applied to Participants in the Plan?

If a Participant fails to provide certain federal income tax certifications in the manner required by law, distributions on Common Shares or Preferred Shares, proceeds from the sale of fractional shares and proceeds from the sale of Common Shares held for a Participant’s account may be subject to federal income tax withholding at the “backup withholding” rate (currently 28% for 2014). If withholding is required for any reason, the appropriate amount of tax will be withheld. Certain shareholders (including most corporations) are, however, exempt from the above withholding requirements.

If a Participant is a foreign shareholder whose distributions are subject to federal income tax withholding at the 30% rate (or a lower treaty rate), the appropriate amount will be withheld and the remaining balance in Common Shares will be credited to such Participant’s account. A foreign investor will not be subject to withholding under the Foreign Investment in Real Property Tax Act (“FIRPTA”) with respect to certain Company capital gain distributions on its common shares so long as the foreign investor owns 5% or less of the Company’s common shares during the one year period ending on the date of such distribution and those shares remain regularly traded on an established United States securities market, but will instead remain subject with respect to such distributions to the 30% (or lower treaty rate) withholding tax described in the preceding sentence.

The Foreign Account Tax Compliance Act (“FATCA”) imposes a 30% withholding tax on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification obligation requirements are satisfied. As a general matter, FATCA imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our shares if paid to a foreign entity unless (i) the foreign entity is a “foreign financial institution,” that undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) the foreign entity is not a “foreign financial institution,” the foreign entity identifies certain of its U.S. investors, or (iii) the foreign entity is otherwise excepted under FATCA. Under recently issued treasury regulations, withholding is required (i) with respect to dividends on our shares beginning on January 1, 2014, and (ii) with respect to gross proceeds from a sale or other disposition of our shares that occurs on or after January 1, 2017. If withholding is required under FATCA on a payment related to our shares, shareholders that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) on such payment generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). An intergovernmental agreement governing FATCA between the United States and an applicable foreign country may modify the requirements described in this paragraph. Participants that are foreign shareholders should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our shares.

OTHER INFORMATION

25. What happens if a Participant sells or transfers all of the shares registered in the Participant’s name?

If a Participant disposes of all shares registered in his or her name, and is not shown as a Record Owner on a distribution record date, the Participant may be terminated from the Plan as of such date and such termination treated as though a withdrawal notice had been received prior to the applicable record date.

26. What happens if the Company declares a distribution payable in shares or declares a share split?

Any distribution payable in shares and any additional shares distributed by the Company in connection with a share split in respect of shares credited to a Participant’s Plan account or held by a Participant in the form of share certificates will be credited to the Participant’s Plan account.

27. How will shares held by the Plan Administrator be voted at meetings of shareholders?

If the Participant is a Record Owner, the Participant will receive a proxy card covering both directly held shares and shares held in the Plan. If the Participant is a Beneficial Owner, the Participant will receive a proxy covering shares held in the Plan through his or her broker, bank or other nominee.

If a proxy is returned properly signed and marked for voting, all the shares covered by the proxy will be voted as marked. If a proxy is returned properly signed but no voting instructions are given, all of the Participant’s shares will be voted in accordance with recommendations of the Board of Trustees of the Company, unless applicable laws require otherwise. If the proxy is not returned, or if it is returned unexecuted or improperly executed, shares registered in a Participant’s name may be voted only by the Participant in person.

28. What are the responsibilities of the Company and the Plan Administrator under the Plan?

The Company and the Plan Administrator will not be liable in administering the Plan for any act done in good faith or required by applicable law or for any good faith omission to act including, without limitation, any claim of liability arising out of failure to terminate a Participant’s account upon his or her death, with respect to the prices at which shares are purchased and/or the times when such purchases are made or with respect to any fluctuation in the market value before or after purchase or sale of shares. Notwithstanding the foregoing, nothing contained in the Plan limits the Company’s liability with respect to alleged violations of federal securities laws.

The Company and the Plan Administrator shall be entitled to rely on completed forms and the proof of due authority to participate in the Plan, without further responsibility of investigation or inquiry.

29. May the Plan be changed or discontinued?

Yes. The Company may suspend, terminate, or amend the Plan at any time. Notice will be sent to Participants of any suspension or termination, or of any amendment that alters the Plan terms and conditions, as soon as practicable after such action by the Company.

The Company may substitute another administrator or agent in place of the Plan Administrator at any time. Participants will be promptly informed of any such substitution.

Any questions of interpretation arising under the Plan will be determined by the Company, in its sole discretion, and any such determination will be final.

30. Who bears the risk of market fluctuations in the Company’s Common Shares?

A Participant’s investment in shares held in the Plan account is no different from his or her investment in directly held shares. The Participant bears the risk of any loss and enjoys the benefits of any gain from market price changes with respect to such shares.

31. Who should be contacted with questions about the Plan?

All correspondence regarding the Plan should be directed to:

Computershare Trust Company, N.A.

Attention: Equity Residential’s Distribution Reinvestment Plan

P.O. Box 30170

College Station, TX 77842-3170

1-800-733-5001

www.computershare.com/investor

Please mention Equity Residential and the Plan in all correspondence.

32. How is the Plan interpreted?

Any question of interpretation arising under the Plan will be determined by the Company and any such determination will be final. The Company may adopt terms and conditions of the Plan and its operation will be governed by the laws of the State of Illinois.

33. What are some of the Participant responsibilities under the Plan?

Plan Shares are subject to escheat to the state in which the Participant resides in the event that such shares are deemed, under such state’s laws, to have been abandoned by the Participant. Participants, therefore, should notify the Plan Administrator promptly of any change of address. Account statements and other communications to Participants will be addressed to them at the last address of record provided by Participants to the Plan Administrator.

Participants will have no right to draw checks or drafts against their Plan accounts or to instruct the Plan Administrator with respect to any Common Shares or cash held by the Plan Administrator except as expressly provided herein.

34. What transactions can I conduct through the Internet?

Through the Plan Administrator’s web site, www.computershare.com/investor, Plan participants can perform the following functions:

•	Enroll in the Plan

•	Review and manage their Plan account

•	Request the issuance of share certificates for Common Shares in their Plan account

•	Request the sale of Common Shares in their Plan account ($100,000 maximum)

•	Arrange to receive Equity Residential proxy material and other material sent to Record Owners over the Internet

•	Download forms

•	Request a change of address in their Plan account

Participation in the Plan through the Plan Administrator’s web site is entirely voluntary. You may contact Computershare by any of the methods outlined below:

Toll-free number:	1-800-733-5001
Mailing Address:	Computershare Trust Company, N.A. Attention: Equity Residential’s Distribution Reinvestment Plan P.O. Box 30170 College Station, TX 77842-3170
Web site:	www.computershare.com/investor

DISTRIBUTIONS

The Company has paid distributions since its incorporation. In order to accommodate the provisions of this Plan, the Company anticipates that distributions on the Common Shares will be payable on or about the second Friday of January, April, July and October. The timing of distributions on the Preferred Shares varies with respect to each series of Preferred Shares. The distribution payment dates applicable to each series of Preferred Shares can be found in our Declaration of Trust or the Articles Supplementary for such series of Preferred Shares.

ANTICIPATED USE OF PROCEEDS

The Company does not know either the number of Common Shares that will be ultimately sold pursuant to the Plan or the prices at which such shares will be sold. However, the Company proposes to use the net proceeds from the sale of newly issued Common Shares for working capital and general corporate purposes including, without limitation, the acquisition or development of multifamily properties and the repayment of debt. Net proceeds may be temporarily invested prior to use.

PLAN OF DISTRIBUTION

Except to the extent the Plan Administrator purchases Common Shares in open market transactions, the Common Shares acquired under the Plan will be sold directly by the Company through the Plan. The Company may sell Common Shares to owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. In connection with any such transaction, compliance with Regulation M under the Exchange Act would be required. Such shares may be resold in market transactions (including coverage of short positions) on any national securities exchange on which Common Shares trade or in privately negotiated transactions. The Common Shares are currently listed on the NYSE. Any underwriter involved in the offer and sale of the Common Shares will be named in the applicable prospectus supplement. Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of the Common Shares, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement.

Subject to the availability of Common Shares registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of distributions.

Except with respect to open market purchases of Common Shares relating to reinvested distributions, the Company will pay any and all fees and related expenses incurred in connection with purchases of Common Shares under the Plan. Upon withdrawal by a Participant from the Plan by the sale of Common Shares held under the Plan, the Participant will receive the proceeds of such sale less a nominal fee per transaction paid to the Plan Administrator (if such resale is made by the Plan Administrator at the request of a Participant), any related fees and any applicable transfer taxes.

Common Shares may not be available under the Plan in all states. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any Common Shares or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

EXPERTS

The consolidated financial statements and schedule of Equity Residential appearing in Equity Residential’s Annual Report (Form 10-K) for the year ended December 31, 2013, and the effectiveness of Equity Residential’s internal control over financial reporting as of December 31, 2013 also included in the Form 10-K, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference, in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The combined statement of revenue and certain expenses of the Archstone Portfolio for the year ended December 31, 2012, appearing in our Current Report on Form 8-K/A, filed with the Commission on March 6, 2013, has been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon authority of such firm as experts in accounting and auditing. KPMG LLP’s report on the combined statement of revenue and certain expenses of the Archstone Portfolio contains a paragraph that states that the combined statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Commission, as described in Note 1 to the combined statement of revenue and certain expenses, and it is not intended to be a complete presentation of the Archstone Portfolio’s revenue and expenses.

LEGAL MATTERS

The legality of the offered Common Shares has been passed upon for us by the law firm of DLA Piper LLP (US). Certain tax matters have been passed upon for us by DLA Piper LLP (US), Chicago, Illinois, our special tax counsel.

CERTAIN FINANCIAL INFORMATION

On February 27, 2013, we, through our Operating Partnership, completed the acquisition from Archstone Enterprise LP (which subsequently changed its name to Jupiter Enterprise LP) (“Archstone”) and its affiliates of certain assets and interests in various entities affiliated with Archstone, constituting a portfolio of apartment properties and other assets. We are including certain pro forma financial information relating to such acquisition as described below.

Unaudited Pro Forma Condensed Consolidated Financial Statements

On November 26, 2012, Equity Residential and ERP Operating Limited Partnership (collectively, the “Company”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with AvalonBay Communities, Inc. (“AVB”), Archstone and Lehman Brothers Holdings Inc. (“LBHI”) pursuant to which the Company, AVB and certain of their respective subsidiaries agreed to acquire from Archstone and its affiliates, all of the assets and interests in various entities affiliated with Archstone. On February 27, 2013, the Company and AVB completed this acquisition. In connection with the acquisition, the Company acquired a portfolio of apartment properties in exchange for (i) cash in the aggregate amount of approximately $2.0 billion, (ii) approximately 34.5 million common shares of beneficial interest of Equity Residential, and (iii) the assumption of liabilities related to the Archstone Portfolio (see definition below). In addition, a total of $2.0 billion of Archstone secured mortgage principal was paid off in conjunction with the closing. The Company owns assets representing approximately 60% of the Archstone Portfolio and AVB owns assets representing approximately 40% of the Archstone Portfolio.

The Company paid approximately $9.0 billion, inclusive of assumed debt of approximately $3.0 billion, and received seventy-one wholly owned and two partially owned operating properties containing 20,928 apartment units and three master-leased properties consisting of 853 apartment units, located primarily in high barrier to entry markets where the Company already operates. The portfolio contains approximately 19.4 million net rentable square feet of residential space and approximately 500,000 square feet of commercial space. In addition, the Company and AVB acquired interests in certain assets of Archstone, including Archstone’s interests in certain joint ventures, interests in a portfolio of properties located in Germany and certain development land parcels through one or more unconsolidated joint ventures between the Company and AVB that are owned 60% by the Company and 40% by AVB (the Company’s collective acquisition is referred to as the “Archstone Portfolio”). The joint ventures between the Company and AVB consist of assets that do not fit the Company’s or AVB’s core strategy or asset class. As a result, the Company and AVB have already sold or plan to sell (held for sale) the joint venture assets as promptly as reasonably possible, subject to market and other economic conditions.

The accompanying unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 2013 of Equity Residential and ERP Operating Limited Partnership are presented as if the Archstone Portfolio had been acquired on January 1, 2013.

The unaudited Pro Forma Condensed Consolidated Statements of Operations are segregated into separate components as follows:

•	the historical Consolidated Statements of Operations of the Company;

•	the historical operations of properties acquired for Archstone’s period of ownership including the pro forma loss from investments in unconsolidated entities for Archstone’s period of ownership with respect to the unconsolidated entities and the Company’s 60% ownership interest in the unconsolidated joint ventures with AVB;

•	the pro forma details of the transaction including the adjusted depreciation and interest expense; and

•	the Pro Forma Condensed Consolidated Statements of Operations of the Company.

These unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the Company’s historical consolidated financial statements and notes thereto as of and for the year ended December 31, 2013, included in the Company’s Combined Form 10-K filed with the SEC on February 27, 2014.

In management’s opinion, all adjustments necessary to reflect the transaction including the acquisition of the Archstone Portfolio have been made. The unaudited Pro Forma Condensed Consolidated Statements of Operations are not necessarily indicative of what the actual results of operations would have been for the year ended December 31, 2013 assuming the above transaction had been consummated on January 1, 2013, nor do they purport to represent the future results of operations of the Company.

EQUITY RESIDENTIAL

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2013

(Amounts in thousands except per share data)

(Unaudited)

	(1)	(2)		(3)
	Equity Residential Historical	Archstone Historical		Transaction		Pro Forma Amounts
REVENUES
Rental income	$2,378,004	$97,668		$101	(3a)	$2,475,773
Fee and asset management	9,698	—		—		9,698

Total revenues	2,387,702	97,668		101		2,485,471

EXPENSES
Property and maintenance	449,461	20,820		762	(3b)	471,043
Real estate taxes and insurance	293,999	12,415		—		306,414
Property management	84,342	2,029		—		86,371
Fee and asset management	6,460	—		—		6,460
Depreciation	978,973	—		33,656	(3c)	1,012,629
General and administrative	62,179	—		—		62,179

Total expenses	1,875,414	35,264		34,418		1,945,096

Operating income (loss)	512,288	62,404		(34,317)		540,375
Interest and other income	4,656	—		—		4,656
Other expenses	(9,105)	—		—		(9,105)
Merger expenses	(19,864)	—		19,864	(3d)	—
Interest:
Expense incurred, net	(586,854)	—		(19,394	)(3e)	(606,248)
Amortization of deferred financing costs	(22,197)	—		(1,869	)(3f)	(21,587)
				2,479	(3g)

(Loss) income before income and other taxes, (loss) from investments in unconsolidated entities, net gain on sales of unconsolidated entities and land parcels and discontinued operations	(121,076)	62,404		(33,237)		(91,909)
Income and other tax (expense) benefit	(1,169)	—		—		(1,169)
(Loss) from investments in unconsolidated entities due to operations	(4,159)	(207	)(2a)(2b)	2,091	(3h)	(2,275)
(Loss) from investments in unconsolidated entities due to merger expenses	(54,004)	—		54,004	(3i)	—
Net gain on sales of unconsolidated entities	7	—		(7	)(3j)	—
Net gain on sales of land parcels	12,227	—		(772	)(3k)	11,455

(Loss) income from continuing operations	(168,174)	62,197		22,079		(83,898)
Net loss (income) from continuing operations attributable to Noncontrolling Interests:
Operating Partnership, net	6,834	(2,442	)(4)	(894	)(4)	3,498
Partially Owned Properties	538	(537	)(5)	486	(5)	487

Net (loss) income from continuing operations attributable to controlling interests	(160,802)	59,218		21,671		(79,913)
Preferred distributions	(4,145)	—		—		(4,145)

(Loss) income from continuing operations available to Common Shares	$(164,947)	$59,218		$21,671		$(84,058)

Earnings per share—basic:
(Loss) from continuing operations available to Common Shares	$(0.47)					$(0.23)

Weighted average Common Shares outstanding	354,305				(3l)	359,688

Earnings per share—diluted:
(Loss) from continuing operations available to Common Shares	$(0.47)					$(0.23)

Weighted average Common Shares outstanding	354,305				(3l)	359,688

See accompanying notes.

ERP OPERATING LIMITED PARTNERSHIP

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2013

(Amounts in thousands except per Unit data)

(Unaudited)

	(1)	(2)		(3)
	ERP Operating Limited Partnership Historical	Archstone Historical		Transaction		Pro Forma Amounts
REVENUES
Rental income	$2,378,004	$97,668		$101	(3a)	$2,475,773
Fee and asset management	9,698	—		—		9,698

Total revenues	2,387,702	97,668		101		2,485,471

EXPENSES
Property and maintenance	449,461	20,820		762	(3b)	471,043
Real estate taxes and insurance	293,999	12,415		—		306,414
Property management	84,342	2,029		—		86,371
Fee and asset management	6,460	—		—		6,460
Depreciation	978,973	—		33,656	(3c)	1,012,629
General and administrative	62,179	—		—		62,179

Total expenses	1,875,414	35,264		34,418		1,945,096

Operating income (loss)	512,288	62,404		(34,317)		540,375
Interest and other income	4,656	—		—		4,656
Other expenses	(9,105)	—		—		(9,105)
Merger expenses	(19,864)	—		19,864	(3d)	—
Interest:
Expense incurred, net	(586,854)	—		(19,394	)(3e)	(606,248)
Amortization of deferred financing costs	(22,197)	—		(1,869	)(3f)	(21,587)
				2,479	(3g)

(Loss) income before income and other taxes, (loss) from investments in unconsolidated entities, net gain on sales of unconsolidated entities and land parcels and discontinued operations	(121,076)	62,404		(33,237)		(91,909)
Income and other tax (expense) benefit	(1,169)	—		—		(1,169)
(Loss) from investments in unconsolidated entities due to operations	(4,159)	(207	)(2a)(2b)	2,091	(3h)	(2,275)
(Loss) from investments in unconsolidated entities due to merger expenses	(54,004)	—		54,004	(3i)	—
Net gain on sales of unconsolidated entities	7	—		(7	)(3j)	—
Net gain on sales of land parcels	12,227	—		(772	)(3k)	11,455

(Loss) income from continuing operations	(168,174)	62,197		22,079		(83,898)
Net (income) loss from continuing operations attributable to Noncontrolling Interests—Partially Owned Properties	538	(537	)(5)	486	(5)	487

Net (loss) income from continuing operations attributable to controlling interests	$(167,636)	$61,660		$22,565		$(83,411)

ALLOCATION OF INCOME FROM CONTINUING OPERATIONS:
Preference Units	$4,145	$—		$—		$4,145

(Loss) income from continuing operations available to Units	$(171,781)	$61,660		$22,565		$(87,556)

Earnings per Unit—basic:
(Loss) from continuing operations available to Units	$(0.47)					$(0.23)

Weighted average Units outstanding	368,038				(3l)	375,861

Earnings per Unit—diluted:
(Loss) from continuing operations available to Units	$(0.47)					$(0.23)

Weighted average Units outstanding	368,038				(3l)	375,861

See accompanying notes.

EQUITY RESIDENTIAL

ERP OPERATING LIMITED PARTNERSHIP

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2013

(Unaudited)

Notes to Pro Forma Condensed Consolidated Statements of Operations

Pursuant to the Archstone Portfolio acquisition there were certain transaction costs that were paid at or near closing. These costs are not included in the pro forma condensed consolidated statements of operations for the year ended December 31, 2013 because they represent non-recurring charges that result directly from the transaction and were included in the consolidated financial results of the Company within twelve months of the transaction.

1)	Historical Amounts – Represents the consolidated statement of operations of the Company as contained in the historical consolidated financial statements included in its Form 10-K as of and for the year ended December 31, 2013 previously filed with the Securities and Exchange Commission.

2)	Archstone Historical – Represents the historical combined operations of the properties acquired for Archstone’s period of ownership (1/1/13 – 2/27/13) during the year ended December 31, 2013 attributable to the acquisition of the Archstone Portfolio as if the acquisition had occurred on January 1, 2013. This number includes:

a)	Unconsolidated Assets – $(0.1) million (loss) from investments in unconsolidated entities. The (loss) from investments in unconsolidated entities recorded is attributable to the acquisition of the interests in various unconsolidated assets. Represents the pro forma (loss) from investments in unconsolidated entities for Archstone’s period of ownership during the year ended December 31, 2013.

b)	Joint Venture – $(0.1) million (loss) from investments in unconsolidated entities. The Company has an unconsolidated 60% interest in joint ventures with AVB. These joint ventures hold certain assets neither partner intends to own and these assets have either already been sold or are held for sale. Represents the pro forma (loss) from investments in unconsolidated entities for Archstone’s period of ownership during the year ended December 31, 2013.

3)	Transaction – in connection with the transaction, we have made the following adjustments for Archstone’s period of ownership (1/1/13 – 2/27/13) during the year ended December 31, 2013:

a)	Rental income of $0.1 million relates to the amortization of $4.2 million in net below market retail leases assumed in the transaction. The below market retail leases are amortized over a weighted average life of seven years.

b)	Property and maintenance expense of $0.8 million relates to the amortization of $191.6 million in net below market ground leases assumed in the transaction. The below market ground leases are amortized over the term of the respective ground leases to which they relate having expirations ranging from 2042 – 2103.

c)	Depreciation expense of $33.7 million is calculated based on the fair value of the real estate related assets purchased as detailed below (amounts in thousands except for depreciable lives):

Asset	Basis	Weighted Average Depreciable Life	Year Ended 12/31/13 Pro Forma Adjustment
Building	$5,439,293	30 Years	$30,218
Site Improvements	72,600	8 Years	1,513
FF&E	57,760	5 Years	1,925

Total	$5,569,653		$33,656

EQUITY RESIDENTIAL

ERP OPERATING LIMITED PARTNERSHIP

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2013

(Unaudited)

Notes to Pro Forma Condensed Consolidated Statements of Operations (continued)

d)	Merger expenses of $19.9 million reflect the elimination of historical charges related to this transaction that are not expected to recur.

e)	Reflects the $19.4 million of interest expense related to debt that was assumed or incurred as a result of or to finance this transaction. The components of interest expense are detailed below (amounts in thousands except for interest rates):

Debt Type	Principal	Interest Rate Range	Year Ended 12/31/13 Pro Forma Adjustment
Fixed Rate Mortgages Assumed	$2,568,347	0.10% - 6.26% SIFMA + 0.865% - 1.402%	$24,710
Variable Rate Mortgages Assumed	380,656	LIBOR + 1.75%	812
Net Premium on Mortgages Assumed	127,873	n/a	(8,789)
Line of Credit	395,000	LIBOR + 1.05%	918
Delayed Draw Term Loan	750,000	LIBOR + 1.20%	1,743

Total	$4,221,876		$19,394

For purposes of calculating the estimated 2013 interest, we assumed a LIBOR rate of 0.195% and a SIFMA rate of 0.151%. If the above-mentioned benchmark rates were to fluctuate by 1/8%, our year to date interest expense with respect to this transaction on the assumed debt would vary by approximately $0.1 million. The fair market value adjustment on the assumed debt was amortized using the straight line method over the respective maturity dates with an average life of 9.3 years.

The Company’s borrowing to fund the transaction utilizes two sources: $395.0 million on the line of credit and $750.0 million on a new delayed draw term loan with a two year maturity. The interest rate is LIBOR + 1.05% for the line of credit and LIBOR + 1.20% for the term loan. The line of credit also has a 0.15% annual facility fee. If the above-mentioned benchmark rates were to fluctuate by 1/8%, our year to date interest expense would vary by approximately $0.2 million.

f)	Reflects $1.9 million of amortization of estimated financing costs applicable to assuming mortgages and draws on the revolving line of credit and delayed draw term loan. Financing costs are amortized to interest expense over the expected life of the respective loan agreements (weighted average of 6.6 years) using the straight-line method, which approximates the effective interest method.

g)	Amortization of deferred financing costs of $2.5 million reflects the elimination of 2013 unamortized loan costs written off in the historical financial statements related to a $2.5 billion bridge loan facility commitment that was obtained in preparation for the transaction that has since been canceled in 2013 and is not expected to recur.

h)	Reflects $0.6 million of accrued but unpaid distributions related to preferred shares assumed as part of this transaction of which the Company’s unconsolidated obligation is 60%. Also includes $2.7 million of income from investments in unconsolidated entities of which the Company has an unconsolidated 60% interest in joint ventures with AVB. Represents the pro forma (loss) from investments in unconsolidated entities for Archstone’s period of ownership during the year ended December 31, 2013.

EQUITY RESIDENTIAL

ERP OPERATING LIMITED PARTNERSHIP

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2013

(Unaudited)

Notes to Pro Forma Condensed Consolidated Statements of Operations (continued)

i)	(Loss) from investments in unconsolidated entities due to merger expenses of $54.0 million reflects the elimination of historical charges related to this transaction that are not expected to recur.

j)	Net gain on sales of unconsolidated entities of $7,000 reflects the elimination of gain related to an Archstone joint venture property acquired in the transaction, but sold during 2013 and recorded in the historical financial statements.

k)	Net gain on sales of land parcels of $0.8 million reflects the elimination of gain related to Archstone land parcels acquired in the transaction, but sold during 2013 and recorded in the historical financial statements.

l)	Historical basic and diluted weighted average common shares outstanding of 354.3 million for Equity Residential should be adjusted to include a weighting for the full period of the 34.5 million shares issued to affiliates of LBHI in order to complete the transaction. We did not adjust the number of diluted shares outstanding as it would be antidilutive.

Historical basic and diluted weighted average units outstanding of 368.0 million for ERP Operating Limited Partnership should be adjusted to include a weighting for the full period of the 34.5 million shares issued to affiliates of LBHI in order to complete the transaction. We did not adjust the number of diluted units outstanding as it would be antidilutive. ERP Operating Limited Partnership issued one unit to Equity Residential for each common share issued by Equity Residential to maintain the one-for-one relationship between common shares and units.

4)	Reflects the allocation of results between the controlling interests and the Noncontrolling Interests – Operating Partnership based on the Noncontrolling Interests – Operating Partnership weighted average ownership of 3.96% of Equity Residential for the year ended December 31, 2013.

5)	Reflects the noncontrolling interest in operations for a partially owned property for Archstone’s period of ownership (1/1/13 – 2/27/13) during the year ended December 31, 2013.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses to be paid by us in connection with the issuance and distribution of the securities being registered hereby:

Registration Fee	$5,456
Legal Fees and Expenses	50,000
Accounting Fees and Expenses	40,000
Printing and Duplicating Expenses	5,000
Miscellaneous	5,000

Total	$105,456

Item 15. INDEMNIFICATION OF TRUSTEES AND OFFICERS

Under Maryland law, a real estate investment trust formed in Maryland is permitted to eliminate, by provision in its Declaration of Trust, the liability of trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) acts or omissions established by a final judgment as involving active and deliberate dishonesty and being material to the matter giving rise to the proceeding. The Registrant’s Declaration of Trust includes such a provision eliminating such liability to the maximum extent permitted by Maryland law.

The Registrant’s Declaration of Trust provides that the Registrant has the power, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and pay or reimburse the reasonable expenses in advance of the final disposition of a proceeding of (a) any present or former shareholder, trustee or officer and (b) any individual who, while a shareholder, trustee or officer and, at the Registrant’s request, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against all claims or liabilities to which he or she may become subject or which he or she may incur by reason of his or her being or having been a shareholder, trustee or officer. The Registrant’s Declaration of Trust also permits the Registrants, with the approval of the Board of Trustees, to indemnify and advance expenses to any person who served a predecessor of the Registrant in any of the capacities described above and any employee or agent of the Registrant or predecessor of the Registrant.

To the maximum extent permitted by Maryland law in effect from time to time, the Registrant’s bylaws require the Registrant to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse, reasonable expenses in advance of final disposition of a proceeding (a) any individual (including the individual’s spouse, children, heirs, estate, executors, or personal or legal representatives for claims arising out of the status of such spouse, children, heirs, estate, executors or personal or legal representatives of such individual (collectively, the “Other Individuals”)) who is a present or former trustee or officer of the Registrant and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (b) any individual (including Other Individuals) who, while a trustee or officer of the Registrant and at the request of the Registrant, serves or has served as a trustee, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. The Registrant may, with the approval of its Board of Trustees, provide such indemnification and advance for expenses to an individual (including Other Individuals) who served a predecessor of the Registrant in any of the capacities described in (a) or (b) above and to any employee or agent of the Registrant or a predecessor of the Registrant. The indemnification and payment or reimbursement of expenses shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, regulation, insurance, agreement or otherwise.

No amendment or repeal of Registrant’s Declaration of Trust or bylaws inconsistent with the foregoing rights to indemnification, shall apply to any act or failure to act which occurred prior to such amendment, repeal or adoption. Any indemnification or payment or reimbursement of the expenses permitted by the Registrant’s bylaws shall be furnished in accordance with the procedures provided for indemnification or payment or reimbursement of expenses, as the case may be, under Section 2-418 of the Maryland General Corporation Law (the “MGCL”) for directors of Maryland corporations. The Registrant may provide to trustees and officers such other and further indemnification or payment or reimbursement of expenses, as the case may be, to the fullest extent permitted by the MGCL, as in effect from time to time, for directors of Maryland corporations.

The Registrant has entered into indemnification agreements with each of its trustees and executive officers. The indemnification agreements require, among other things, that the Registrant indemnify its trustees and executive officers to the fullest extent permitted by law and advance to the trustees and executive officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, the Registrant must also indemnify and advance all expenses incurred by trustees and executive officers seeking to enforce their rights under the indemnification agreements and may cover trustees and executive officers under the Registrant’s trustees and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, as a traditional form of contract it may provide greater assurance to trustees and executive officers that indemnification will be available.

The partnership agreements of ERP Operating Limited Partnership and its management subsidiaries also provide for indemnification of the Registrant and its officers and trustees to the same extent that indemnification is provided to officers and trustees of the Registrant in its Declaration of Trust, and limit the liability of the Registrant and its officers and trustees to the Operating Partnership and the Management Partnerships and their respective partners to the same extent that the liability of the officers and trustees of the Registrant to the Registrant and its shareholders is limited under the Registrant’s Declaration of Trust.

Item 16. EXHIBITS

4.1*	–	Articles of Restatement of Declaration of Trust of Equity Residential

4.2**	–	Seventh Amended and Restated Bylaws of Equity Residential

5	–	Opinion of DLA Piper LLP (US)

8	–	Opinion of DLA Piper LLP (US)

23.1	–	Consent of Ernst & Young LLP

23.2	–	Consent of KPMG LLP

23.3	–	Consent of DLA Piper LLP (US) (included in Exhibit 5)

23.4	–	Consent of DLA Piper LLP (US) (included in Exhibit 8)

24	–	Power of Attorney (filed as part of the signature page to the Registration Statement)

*	Included as Exhibit 3.1 to Equity Residential’s Annual Report on Form 10-K for the year ended December 31, 2004.
**	Included as Exhibit 3.1 to Equity Residential’s Form 8-K filed on December 14, 2010.

Item 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that (A) subparagraphs (i), (ii) and (iii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i)

(A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5)	For the purpose of determining liability of the undersigned Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

6)	That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on September 30, 2014.

EQUITY RESIDENTIAL

By:	/s/ David J. Neithercut
David J. Neithercut, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints David J. Neithercut, Mark J. Parrell and Ian S. Kaufman, or any of them, his or her attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith or in connection with the registration of the securities under the Exchange Act, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities set forth below and on the dates indicated:

Name	Title	Date

/s/ David J. Neithercut David J. Neithercut	President, Chief Executive Officer and Trustee (Principal Executive Officer)	September 30, 2014

/s/ Mark J. Parrell Mark J. Parrell	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 30, 2014

/s/ Ian S. Kaufman Ian S. Kaufman	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	September 30, 2014

/s/ John W. Alexander John W. Alexander	Trustee	September 30, 2014

/s/ Charles L. Atwood Charles L. Atwood	Trustee	September 30, 2014

/s/ Linda Walker Bynoe Linda Walker Bynoe	Trustee	September 30, 2014

/s/ Mary Kay Haben Mary Kay Haben	Trustee	September 30, 2014

/s/ Bradley A. Keywell Bradley A. Keywell	Trustee	September 30, 2014

/s/ John E. Neal John E. Neal	Trustee	September 30, 2014

/s/ Mark S. Shapiro Mark S. Shapiro	Trustee	September 30, 2014

/s/ B. Joseph White B. Joseph White	Trustee	September 30, 2014

/s/ Gerald A. Spector Gerald A. Spector	Vice Chairman of the Board of Trustees	September 30, 2014

/s/ Samuel Zell Samuel Zell	Chairman of the Board of Trustees	September 30, 2014

EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.1*	Articles of Restatement of Declaration of Trust of Equity Residential

4.2**	Seventh Amended and Restated Bylaws of Equity Residential

5	Opinion of DLA Piper LLP (US)

8	Opinion of DLA Piper LLP (US)

23.1	Consent of Ernst & Young LLP

23.2	Consent of KPMG LLP

23.3	Consent of DLA Piper LLP (US) (included in Exhibit 5)

23.4	Consent of DLA Piper LLP (US) (included in Exhibit 8)

24	Power of Attorney (filed as part of the signature page to the Registration Statement)

*	Included as Exhibit 3.1 to Equity Residential’s Annual Report on Form 10-K for the year ended December 31, 2004.
**	Included as Exhibit 3.1 to Equity Residential’s Form 8-K filed on December 14, 2010.